Exhibit 22.1

LIST OF SUBSIDIARY GUARANTORS

Each of the following subsidiaries of  W&T Offshore, Inc. (the “Company”) is a subsidiary guarantor with respect to the 10.75% Senior Second Lien Notes due 2029 (the “2029 Notes”) issued by the Company.

Name	State of Organization
Aquasition III LLC	Delaware
Aquasition IV LLC	Delaware
Aquasition V LLC	Delaware
Falcon Aero Holdco LLC	Delaware
Falcon Aero Holdings LLC	Delaware
Green Hell LLC	Delaware
Seaquester LLC	Delaware
Seaquestration LLC	Delaware
W & T Energy VI, LLC	Delaware
W & T Energy VII, LLC	Delaware